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                                                                   EXHIBIT 3.1.4


                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                            OF E-Z SERVE CORPORATION



         E-Z Serve Corporation, a Delaware corporation (the "Corporation"), hereby certifies that:

         FIRST: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendments to be advisable and putting forth such amendments for consideration at the special meeting of the stockholders. The resolutions setting forth the proposed amendments are as follows:

                 RESOLVED, that the first paragraph of Article Four of the Company's Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

                 "The aggregate number of shares which the Corporation shall have the authority to issue is one hundred three million (103,000,000) of which one hundred million (100,000,000) shares shall be designated as Common Stock, par value $0.01 per share; and three million (3,000,000) shall be designated as Preferred Stock, par value $0.01 per share."

         ; and further

                 RESOLVED, that the Certificate of Designation, Preferences and Rights of $6.00 Convertible Preferred Stock, Series C ("Series C Designation") contained as part of the Company's Amended and Restated Certificate of Incorporation be amended as follows:
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         a.      The first sentence of the first paragraph of Section 7 of the
         Series C Designation is hereby amended in its entirety to read as follows, with the rest of such paragraph to remain as it presently exists:

         "SECTION 7--Ranking--The Series C Preferred Stock shall rank in right of payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, senior to the Corporation's currently authorized Common Stock or any other capital stock ranking junior to the Series C Preferred Stock (the capital stock referenced in this clause collectively referred to herein as the "Other Capital Stock")."

         b. The second sentence of Section 10(e) of the Series C Designation is hereby amended in its entirety to read as follows, with the rest of such paragraph to remain as it presently exists:

         "Notwithstanding the foregoing, no adjustment of the number of shares of Common Stock into which each share of the Series C Preferred Stock is convertible shall be made in connection with the issuance or sale by the Corporation of any shares of Common Stock issued or sold (A) upon exercise of any stock options granted by the Corporation pursuant to any stock option plan of the Corporation, or otherwise issued or sold as compensation to any officer, director or employee of the Corporation or any of its subsidiaries, (B) pursuant to the Consulting Agreement between the Corporation and Herbert Hitchings, (C) upon the sale of the Corporation's Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock or Series F Convertible Preferred Stock ("Preferred Stock") or the conversion of the Preferred Stock





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         into shares of Common Stock, (D) upon the sale or exercise of warrants to purchase Series D Convertible Preferred Stock and upon the issuance of Common Stock for the accrued but unpaid dividends on the shares of Series B Preferred Stock of TOC Retail, Inc. in connection with the exercise of such warrants, or (E) upon the exercise of warrants issued pursuant to that certain Warrant Subscription Agreement dated as of April 21, 1993, among the Company, Phemus Corporation and Intercontinental Mining & Resources Incorporated."

         SECOND: Pursuant to a resolution of the Corporation's Board of Directors, the special meeting of the stockholders of the Corporation was duly called and held on October 29, 1993, upon notice in accordance with the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

         THIRD: The amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Neil H. McLaurin, its President, and attested to by John T. Miller, its Secretary, on October 29, 1993.

                                        E-Z SERVE CORPORATION



                                        By:     /s/ Neil H. McLaurin
                                           --------------------------
                                        Name:   Neil H. McLaurin
                                        Title:  President





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Attest:



By:     /s/ John T. Miller
   ------------------------
Name:   John T. Miller
Title:  Secretary





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